EXHIBIT 99.2

For Immediate Release	Contact:	Roger Holliday (Financial)
(678) 742-8181
Nancy Young (Media)
(678) 742-8118

PORTER RETIRES FROM RUSSELL CORPORATION’S

BOARD OF DIRECTORS

ATLANTA (February 15, 2006) – Russell Corporation today announced that Margaret M. Porter will retire as a member of its Board of Directors at the company’s annual meeting in April 2006. Porter, who currently chairs the Corporate Responsibility Committee of the Board, has been a director since 1997.

“Margaret’s continuous efforts on behalf of our employee and community relations have been a tremendous asset to our Board and to the Company,” said Jack Ward, chairman and CEO. “She has been a strong supporter of the work we do to support our corporate values and ensuring that we always operate as a socially responsible organization.”

Porter, the first woman to serve on Russell’s board, is well-known in the Birmingham, Alabama community for her public service. A past chairman of the board of Trustees of the Children’s Health System of Alabama, she currently serves on the board of The National Association of Children’s Hospitals and Related Institutions. A former mayor of Mountain Brook, Alabama, Porter also was founding chairman of the McWane Science Center in Birmingham, a non-profit organization promoting public understanding of science, technology and the environment.

About Russell Corporation

Russell Corporation is a leading branded athletic and sporting goods company marketing athletic apparel, uniforms, footwear and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s major brands include Russell Athletic®, Spalding®, Brooks®, Huffy Sports®, Bike®, Moving Comfort®, AAI® and Mossy Oak®. The predominate brand in the Activewear segment is JERZEES®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its web site address is http://www.russellcorp.com.